Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC,

CHENIERE ENERGY, INC.

and

COLUMBIA ACQUISITION SUB LLC

Dated as of June 18, 2018

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	ARTICLE V

	Covenants

5.1.	Interim Operations	26
5.2.	Reasonable Best Efforts	27
5.3.	Filings; Information Supplied	27
5.4.	Status	28
5.5.	Stock Exchange Listing and Delisting	29
5.6.	Publicity	29
5.7.	Shareholder Litigation	29
5.8.	Expenses	29
5.9.	Indemnification; Directors’ and Officers’ Insurance	29
5.10.	[Intentionally Omitted.]	31
5.11.	Dividends and Distributions	31
5.12.	Section 16 Matters	31
5.13.	Conflicts Committee	31
5.14.	Reorganization Treatment	32

	ARTICLE VI

	Conditions

6.1.	Conditions to Each Party’s Obligation to Effect the Merger	32
6.2.	Conditions to Obligations of Parent and Merger Sub	33
6.3.	Conditions to Obligation of the Company	34

	ARTICLE VII

	Termination

7.1.	Termination by Mutual Consent	35
7.2.	Termination by Either Parent or the Company	35
7.3.	Termination by the Company	35
7.4.	Termination by Parent	36
7.5.	Effect of Termination and Abandonment	36

	ARTICLE VIII

	Miscellaneous and General

8.1.	Survival	36
8.2.	Modification or Amendment	36
8.3.	Waiver of Conditions	37
8.4.	Counterparts	37

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8.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	37
8.6.	Notices	39
8.7.	Entire Agreement	40
8.8.	No Third-Party Beneficiaries	40
8.9.	Obligations of Parent and of the Company	41
8.10.	Transfer Taxes	41
8.11.	Definitions	41
8.12.	Severability	41
8.13.	Interpretation; Construction	42
8.14.	Assignment	42

Annex A	Defined Terms	A-1

Exhibit A	Support Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 18, 2018, by and among Cheniere Energy Partners LP Holdings, LLC, a Delaware limited liability company (the “Company”), Cheniere Energy, Inc., a Delaware corporation (“Parent”), and Columbia Acquisition Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the conflicts committee (the “Conflicts Committee”) of the board of directors of the Company (the “Company Board”) has, acting in good faith, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the merger of the Company with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger“), are fair and reasonable to, and in the best interest of, the Company and the holders of the Company’s common shares representing limited liability company interests in the Company (each such share, a “Company Common Share”) other than Parent and its affiliates (the “Public Shareholders”), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the Company Board approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company Board, upon the recommendation of the Conflicts Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interest of, the Company and the holders of Company Common Shares, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend approval of this Agreement by the members of the Company (the “Members”), and (iv) directed that this Agreement be submitted to the holders of Company Common Shares for their approval by written consent, pursuant to Section 11.10 of the Company Agreement (as defined herein);

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of shares of Parent’s common stock, par value $0.003 per share (the “Parent Common Stock”), in connection with the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, by virtue and in consideration of the Merger, upon the terms and subject to the conditions set forth in this Agreement, the holders of Company Common Shares (other than Excluded Shares (as defined in Section 2.1(b)) shall receive shares of Parent Common Stock as more particularly set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement to the parties’ willingness to enter into this Agreement, Parent, as record and beneficial owner of 212,953,991 Company Common Shares, representing 91.9% of the issued and outstanding Company Common Shares as of the date hereof, is entering into a support agreement with the Company (the “Support Agreement”), the form of which is attached as Exhibit A hereto, pursuant to which and on the terms and subject to the conditions thereof, Parent has agreed to vote the Company Common Shares beneficially owned by it in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, whereupon the Company shall cease to exist. Merger Sub shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), and the existence of Merger Sub, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as otherwise set forth herein. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement, Section 12.5 of the Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “Company Agreement”), and the applicable provisions of the Delaware Limited Liability Company Act, as amended (the “DLLCA”).

1.2.    Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at

9:00 a.m. (Eastern Time) on the first Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided that the Closing shall not occur on or prior to the record date for the Second Quarter Distribution (as defined in Section 5.11) (the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or a day on which the Secretary of State of the State of Delaware is required or authorized to close.

1.3.    Effective Time. As promptly as practicable on the Closing Date and concurrently with the Closing, Merger Sub will cause a Certificate of Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 18-209 of the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Effect of the Merger; Exchange of Certificates

2.1.    Merger Consideration; Conversion of Company Common Shares.

(a)    At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or the holder of any limited liability company interest of the Company, each Company Common Share issued and outstanding immediately prior to the Effective Time other than Excluded Shares (such Company Common Shares, the “Eligible Shares”) shall be converted into the right to receive 0.475 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable Parent Common Stock (the total number of such shares of Parent Common Stock, the “Merger Consideration”).

(b)    For the purposes of this Agreement, “Excluded Shares” means Company Common Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent, and in each case, not held on behalf of third parties.

2.2.    Conversion of Company Common Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any limited liability company interest of the Company, all of the Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration in respect of such Eligible Shares the right, if any, to receive cash in lieu of fractional shares pursuant to Section 3.5 and any dividends or other distributions pursuant to Section 3.3 and the right, if any, to receive payment of any declared but unpaid dividend or distribution, the record date for which is prior to the Effective Time, by the Company.

2.3.    Cancellation of Excluded Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any limited liability company interest of the Company, each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist as of the Effective Time.

2.4    Cancellation of Voting Share. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any limited liability company interest of the Company, the Company voting share representing a limited liability company interest in the Company (the “Company Voting Share”) shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist as of the Effective Time.

2.5    Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.

(a)    As of the Effective Time, the Certificate of Formation of Merger Sub in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of formation of the Surviving Entity from and after the Effective Time, except that the name of the Surviving Entity shall be “Cheniere Energy Partners LP Holdings, LLC”, and thereafter may be amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b)    As of the Effective Time, the Limited Liability Company Agreement of Merger Sub as in effect immediately prior to the Effective Time shall remain unchanged and shall be the limited liability company agreement of the Surviving Entity from and after the Effective Time, except that the name of the Surviving Entity shall be “Cheniere Energy Partners LP Holdings, LLC”, and thereafter may be amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.9.

2.6    Merger Sub. At the Effective Time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time as the limited liability company interests of the Surviving Entity in the Merger. Parent, as the holder of such limited liability company interests of Merger Sub, shall continue as the sole member of the Surviving Entity from and after the Effective Time.

ARTICLE III

Delivery of Merger Consideration; Procedures for Surrender

3.1.    Exchange Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with an exchange agent selected by Parent with the Company’s prior approval prior to the Closing Date (which approval shall not be unreasonably conditioned, withheld or delayed) (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (a) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form comprising the amount required to be delivered by Parent in exchange for the Eligible Shares pursuant to Article II and (b) an aggregate amount of cash comprising the estimated maximum aggregate amount of cash required to be paid in lieu of any fractional shares pursuant to Section 3.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.3, and additional cash required to be paid in lieu of any fractional shares pursuant to Section 3.5 and any other amounts required to be paid under this Agreement. Such shares of Parent Common Stock, cash in lieu of any fractional shares payable pursuant to Section 3.5 and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1 are referred to in this Agreement collectively as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided that any investment of such portion of the Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Eligible Shares pursuant to this Agreement. In addition, prior to the Effective Time, Parent shall deposit with the transfer agent for the Company an amount of cash sufficient to effect the payment of any declared but unpaid Company distributions, the record date for which is prior to the Effective Time, if any.

3.2.    Procedures for Surrender.

(a)    Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of any (i) Certificates or (ii) Book-Entry Shares not held through The Depositary Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.7) or transfer of the Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (B) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) or transferring the Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions, in each case, to which such holders are or may be entitled pursuant to the terms of this Agreement. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date (or if Closing occurs after 11:30 a.m. (New York Time) on the Closing Date, on the first Business Day after the Closing Date), upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions, in each case, to which the beneficial owners thereof are or may be entitled pursuant to the terms of this Agreement.

(b)    Upon surrender to the Exchange Agent of (i) a Certificate, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 3.7), or (ii) a Book-Entry Share, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Shares held through DTC, in accordance with DTC’s customary procedures and such other procedures as agreed by the Company, Parent, the Exchange Agent and DTC, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, after giving effect to any required Tax withholdings as provided in Section 3.8, (i) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Article II and (ii) a check in the amount of (A) any cash in lieu of fractional shares payable pursuant to Section 3.5 plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.3.

(c)    No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Certificate or ledger entry relating to Book-Entry Shares formerly representing Company Common Shares that have been so surrendered shall be cancelled by the Exchange Agent.

(d)    In the event of a transfer of ownership of any Certificate that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with a check for any cash in lieu of fractional shares pursuant to Section 3.5 (after giving effect to any required Tax withholdings as provided in Section 3.8) to be paid upon due surrender of the Certificate and any other dividends or distributions pursuant to Section 3.3, may be issued and/or paid to such a transferee if the Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. With respect to Book-Entry Shares, payment of the applicable Merger Consideration and any cash in lieu of fractional shares pursuant to Section 3.5 and any dividends or other distributions pursuant to Section 3.3 shall be made only to the Person in whose name such Book-Entry Shares are registered in the transfer books of the Company as of the Effective Time.

3.3.    Dividends and Distributions with Respect to Unexchanged Company Common Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.7) or Book-Entry Share is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following such surrender, there shall be issued and/or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article III, without interest, (a) at the time of such surrender, the dividends or other distributions with a record date and payment date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

3.4.    Transfers. From and after the Effective Time, there shall be no transfers on the transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time.

3.5.    Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued upon the conversion of Eligible Shares pursuant to Section 2.1. All fractional shares of Parent Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to Section 2.1 shall be aggregated and rounded to three decimal places. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 3.5 shall be entitled to receive a cash payment, without interest, rounded to the nearest cent, equal to the product of (A) the aggregated amount of the fractional share interest in shares of Parent Common Stock to which such holder would, but for this Section 3.5, be entitled and (B) an amount equal to the average of the volume weighted average price per share of Parent Common Stock on the NYSE American (the “NYSE American”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Effective Time. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 3.5 to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

3.6.    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed as of the date that is 180 calendar days after the Effective Time shall be delivered to Parent. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of any cash, dividends and other distributions in respect thereof deliverable or payable pursuant to Section 2.1, Section 3.3 and Section 3.5, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Eligible Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Eligible Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Eligible Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 4.1(d)(i)) or other entity of any kind or nature.

3.7.    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

3.8.    Withholding Rights. Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts (in cash or shares of Parent Common Stock) as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, as the case may be, such withheld amounts (a) shall be timely remitted by Parent, the Surviving Entity or the Exchange Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as the case may be.

3.9.    Appraisal Rights. In accordance with Section 18-210 of the DLLCA and Section 12.3(e) of the Company Agreement, no appraisal rights shall be available to holders of Company Common Shares in connection with the Merger.

3.10.    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VII, the issued and outstanding Company Common Shares or securities convertible or exchangeable into or exercisable for Company Common Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any subdivision, reclassification, split (including a reverse split), stock or share dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a dividend or distribution payable in stock or share with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of Company Common Shares and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items, as so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 3.10 shall be construed to permit the Company or Parent to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

ARTICLE IV

Representations and Warranties

4.1.    Representations and Warranties of the Company. Except as set forth (i) other than with respect to Sections 4.1(a), 4.1(b) and 4.1(c), in the forms, statements, certifications, reports and documents filed with or furnished by the Company to the Securities and Exchange Commission (the “SEC”) (including the exhibits and schedules thereto) between December 31, 2016 and the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”) (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)    Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware.

The Company has all requisite power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company or other entity in each jurisdiction where such qualification is necessary, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partner interests or, in the case of a member-managed limited liability company, the managing member) is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; and (ii) “Material Adverse Effect” means, with respect to the Company or with respect to Parent, as applicable, any change, event, occurrence or effect that, individually or taken together with any other changes, events, occurrences or effects, (x) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), liabilities, business, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries (other than the Company and its Subsidiaries) (collectively, the “Parent Group Entities”), taken as a whole, as applicable; provided, however, that none of the following, and no change, event, occurrence or effect, individually or in the aggregate, arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) any changes generally affecting domestic or international economic conditions or domestic or international financial, capital, credit, debt or securities markets;

(B) any changes in conditions generally affecting the natural gas liquefaction and distribution industry;

(C) any change in the market price or trading volume of any of the Company’s or Parent’s securities (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such change has resulted in or contributed to a Material Adverse Effect);

(D) any failure, in and of itself to meet any internal or publicly available projections, forecasts, estimates or predictions (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such failure has resulted in or contributed to a Material Adverse Effect);

(E) the execution, delivery and performance of this Agreement, or the public announcement or pendency of this Agreement, the Merger or any of the other transactions contemplated by this Agreement;

(F) any changes or proposed changes in U.S. generally accepted accounting principles (“GAAP”) or in Laws applicable to the Company or Parent or the interpretation, application or enforcement thereof;

(G) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities; or

(H) any action required to be taken pursuant to or in compliance with this Agreement or by Law;

provided that any change, effect, event or occurrence referred to in clauses (A), (B), (F) and (G) shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, or the Parent Group Entities, taken as a whole, as applicable, relative to the adverse effect on other companies in the natural gas liquefaction and distribution industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Material Adverse Effect); or (y) prevents, or would reasonably be expected to prevent, materially delay or impair the ability of the Company or Parent and Merger Sub, as applicable, to consummate the Merger or the other transactions contemplated by this Agreement.

(b)    Capital Structure. As of the close of business on June 15, 2018, there are 231,700,000 Company Common Shares outstanding; in addition, the Company has one sole Company Voting Share outstanding entitled to vote in the election of the Company’s directors, which is held by Parent. All of the outstanding Company Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Company Common Shares reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, except to the extent existing under the organizational documents of such Subsidiary or pursuant to applicable Law (each, a “Lien”). Except as set forth in the Company Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Company Common Shares on any matter.

(c)    Corporate Authority; Approval and Fairness.

(i)    The Company has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to approval of this Agreement by the affirmative vote or consent of holders of a majority of the outstanding Company Common Shares entitled to vote on such matter (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(ii)    As of the date of this Agreement, the Conflicts Committee has, acting in good faith, unanimously (A) determined that this Agreement and transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interest of, the Company and the Public Shareholders, (B) approved this Agreement and the transactions contemplated hereby, including the Merger, and (C) recommended that the Company Board approve this Agreement and the transactions contemplated hereby, including the Merger.

(iii)    As of the date of this Agreement, the Company Board, upon the recommendation of the Conflicts Committee, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to, and are in the best interest of, the Company and the holders of Company Common Shares, (B) approved this Agreement and the transactions contemplated hereby, including the Merger, (C) resolved to recommend approval of this Agreement by the Members, and (D) directed that this Agreement be submitted to the holders of Company Common Shares for their approval by written consent pursuant to Section 11.10 of the Company Agreement.

(d)    Governmental Filings; No Violations; Certain Contracts.

(i)    Except for (A) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of a consent statement relating to the Requisite Company Vote to be held in connection with this Agreement (as amended or supplemented from time to time, the “Consent Statement/Prospectus”); (B) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated by this Agreement; (C) the filing of the Certificate of Merger and other appropriate merger documents required by the DLLCA with the Secretary of State of the State of Delaware; and (D) compliance with the applicable requirements of the NYSE American, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be obtained by the Company from, any domestic, foreign or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity of any nature (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(ii)    Subject to receipt of the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of formation of the Company or the Company Agreement or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 4.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of this clause (B), for any breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(e)    Company Reports; Financial Statements.

(i)    The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2016 (the “Applicable Date”) (the forms, statements, reports, certifications and documents filed or furnished to the SEC, including any amendments thereto, the “Company Reports”). Since the Applicable Date each of the Company

Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports filed or furnished to the SEC since the Applicable Date did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements with respect to information supplied by (or which will be supplied by) or on behalf of Parent, as to which the Company makes no representation or warranty. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Company Reports. As of the date of this Agreement, no enforcement action by the staff of the SEC has been initiated against the Company relating to disclosure contained or omitted from any Company Report.

(ii)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) since the Applicable Date fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports since the Applicable Date (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f)    No Adverse Changes. Since December 31, 2017, there has not been a Material Adverse Effect with respect to the Company.

(g)    Litigation and Liabilities.

(i)    As of the date of this Agreement, there are no civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Proceedings”) pending or threatened in writing against the Company or any of its Subsidiaries, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(ii)    Except (A) as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) or in any Company Report filed prior to the date of this Agreement, (B) obligations or liabilities incurred in the ordinary course of business since December 31, 2017 and (C) obligations or liabilities arising or incurred in connection with the Merger or any other transaction contemplated by this Agreement, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and required by GAAP to be set forth on a consolidated balance sheet of the Company, and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state, or local judicial, regulatory, administrative or permitting agency proceedings, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(h)    Compliance with Laws; Licenses. Since the Applicable Date, the businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction or decree, of any Governmental Entity (collectively, “Laws”), except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company and its Subsidiaries have each obtained and are in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct their respective businesses as presently conducted, except for those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. No suspension or cancellation of any License is pending or threatened in writing, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(i)    Material Contracts.

(i)    Except for this Agreement or as filed with or publicly furnished to the SEC prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, a “Material Contract”).

(ii)    Except for breaches, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (A) each Material Contract is valid and in full force and effect and (B) neither the Company nor any of its Subsidiaries, nor any other party to a Material Contract, has taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a breach or a default under the provisions of such Material Contract.

(j)    Takeover Statutes. The Company has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Agreement.

(k)    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company:

(i)    all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with applicable Law, and all such Tax Returns are, or were at the time of filing, true and complete in all respects;

(ii)    the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to matters contested in good faith or for which adequate reserves have been established;

(iii)    no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding Taxes or Tax Returns of the Company or any of its Subsidiaries is currently pending or has been proposed or threatened in writing, and no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or for which the Company or any of its Subsidiaries has not made adequate provision;

(iv)    neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and the applicable treasury regulations promulgated thereunder;

(v)    there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings;

(vi)    neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or Tax indemnity agreement pursuant to which it is liable for the Taxes of any Person other than the Company, any of its Subsidiaries or a Parent Group Entity (other than agreements entered into in the ordinary course of business and the primary purpose of which is not to govern the sharing of Taxes); and

(vii)    the Company is treated as a corporation for United States federal income Tax purposes and will continue to be so treated until the effective time of the Merger.

As used in this Agreement, (A) the term “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee; and (B) the term “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(l)    Opinion of Financial Advisor. As of the date of this Agreement, the Conflicts Committee has received the opinion of Jefferies LLC, financial advisor to the Conflicts Committee, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the Company and the Public Shareholders. A copy of such opinion will be made available to Parent as soon as practicable following the date of this Agreement for informational purposes only.

(m)    Brokers and Finders. Except for Jefferies LLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.2.    Representations and Warranties of Parent and Merger Sub. Except as set forth, other than with respect to Sections 4.2(a), 4.2(b) and 4.2(c), in the forms, statements, certifications, reports and documents filed with or furnished by Parent to the SEC (including the exhibits and schedules thereto) between December 31, 2016 and the date of this Agreement pursuant to the Exchange Act or the Securities Act (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)    Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Parent Group Entity has all requisite power and authority to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where such qualification is necessary, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Parent has made available to the Company true and complete copies of the organizational documents of Parent and Merger Sub. All such organizational documents are in full force and effect and neither Parent nor Merger Sub is in violation of any provision thereof.

(b)    Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 480,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the close of business on June 15, 2018, there are 248,120,753 shares of Parent Common Stock outstanding and no shares of Parent Preferred Stock outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable. Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance, except that, as of June 15, 2018, there were (i) 8,396,301 shares of Parent Common Stock reserved for issuance pursuant to Parent’s Amended and Restated 2003 Stock Incentive Plan, as amended, the 2011 Incentive Plan, as amended, the 2015 Employee Inducement Incentive Plan and the 2015 Long-Term Cash Incentive Plan, (ii) 14,608,331 shares of Parent Common Stock reserved for issuance pursuant to Parent’s Convertible Unsecured Notes due 2021, (iii) 47,108,466 shares of Parent Common Stock reserved for issuance pursuant to CCH Holdco II, LLC’s 11.0% Convertible Senior Secured Notes due 2025 and (iv) 4,516,549 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 4.25% Convertible Senior Notes due 2045. Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries (other than the Company and its Subsidiaries) is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Liens. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Parent Group Entities to issue or sell any shares of capital stock or other securities of the Parent Group Entities or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Parent Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth above, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(c)    Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and transactions contemplated by this Agreement, including the Merger and the issuance of the Parent Common Stock as Merger

Consideration. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement (including the issuance of the Parent Common Stock as Merger Consideration). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)    Governmental Filings; No Violations; Certain Contracts.

(i)    Except for (A) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of a registration statement on Form S-4 with respect to the issuance of shares of Parent Common Stock in connection with the Merger (together with any amendments or supplements thereto, the “Registration Statement”, with the Consent Statement/Prospectus constituting a part thereof); (B) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated by this Agreement; (C) the filing of the Certificate of Merger and other appropriate merger documents required by the DLLCA with the Secretary of State of the State of Delaware; and (D) compliance with the applicable requirements of the NYSE American, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by a Parent Group Entity with, nor are any required to be obtained by a Parent Group Entity from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement (including the issuance of the Parent Common Stock as Merger Consideration), except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(ii)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent, the certificate of formation or limited liability company agreement of Merger Sub or the organizational documents of any other Parent Group Entity, or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Parent Group Entities pursuant to any Contracts binding upon the Parent Group Entities or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 4.2(d)(i), under any Law to which a Parent

Group Entity is subject, except, in the case of this clause (B), for any breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(e)    Parent Reports; Financial Statements.

(i)    Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports, certifications and documents filed or furnished to the SEC, including any amendments thereto, the “Parent Reports”). Since the Applicable Date each of the Parent Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports filed or furnished to the SEC since the Applicable Date did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent Reports. As of the date of this Agreement, no enforcement action by the staff of the SEC has been initiated against Parent relating to disclosure contained or omitted from any Parent Report.

(ii)    Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) since the Applicable Date fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Parent Reports since the Applicable Date (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date of this Agreement, will fairly present the results of operations, earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f)    Litigation and Liabilities.

(i)    As of the date of this Agreement, there are no Proceedings pending or threatened in writing against the Parent Group Entities, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. No Parent Group Entity is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(ii)    Except (A) as reflected or reserved against in Parent’s consolidated balance sheets (and the notes thereto) or in any Parent Report filed prior to the date of this Agreement, (B) obligations or liabilities incurred in the ordinary course of business since December 31, 2017 and (C) obligations or liabilities arising or incurred in connection with the Merger or any other transaction contemplated by this Agreement, there are no obligations or liabilities of the Parent Group Entities, whether or not accrued, contingent or otherwise and required by GAAP to be set forth on a consolidated balance sheet of Parent, and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(g)    Compliance with Laws; Licenses. Since the Applicable Date, the businesses of each of the Parent Group Entities have not been, and are not being, conducted in violation of any Laws, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. No investigation or review by any Governmental Entity with respect to any of the Parent Group Entities is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Each of the Parent Group Entities has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. No suspension or cancellation of any License is pending or threatened in writing, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent.

(h)    Material Contracts.

(i)    Except for this Agreement or as filed with or publicly furnished to the SEC prior to the date of this Agreement, no Parent Group Entity is a party to or bound by any Material Contract.

(ii)    Except for breaches, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, (A) each Material Contract is valid and in full force and effect and (B) no Parent Group Entity, nor any other party to a Material Contract, has taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a breach or a default under the provisions of such Material Contract.

(i)    Capitalization of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are validly issued and outstanding and are, and at the Effective Time will be, owned by Parent. Parent is, and at the Effective Time will be, the sole member of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(j)    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent:

(i)    all Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Parent Group Entities have been filed when due in accordance with applicable Law (taking into account any extension of time within which to file), and all such Tax Returns are, or were at the time of filing, true and complete in all respects;

(ii)    each of the Parent Group Entities has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to matters contested in good faith or for which adequate reserves have been established;

(iii)    no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding a Parent Group Entity’s Taxes or Tax Returns is currently pending or has been proposed or threatened in writing, and no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any Parent Group Entity which has not been fully paid or for which the Parent Group Entities have not made adequate provision;

(iv)    no Parent Group Entity has engaged in a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and the applicable treasury regulations promulgated thereunder;

(v)    there are no Liens for Taxes upon any of the assets of any Parent Group Entity, other than statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings;

(vi)    no Parent Group Entity is a party to any Tax sharing, Tax allocation or Tax indemnity agreement pursuant to which it is liable for the Taxes of any Person other than the Company, any of its Subsidiaries or another Parent Group Entity (other than agreements entered into in the ordinary course of business and the primary purpose of which is not to govern the sharing of Taxes); and

(vii)    Each of Parent and Merger Sub is treated as a corporation for U.S. federal income Tax purposes and will continue to be so treated until the Closing Date.

(k)    Real Property; Rights-of-Way.

(i)    Each Parent Group Entity has good, valid and marketable title to all real property, a good and valid leasehold interest in each material lease, sublease and other agreement under which such Parent Group Entity uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by such Parent Group Entity that is sufficient for the operation of its business as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent. As used in this Agreement, the term “Permitted Liens” means all: (A) mechanic’s, materialmen’s, carrier’s, workmen’s, repairmen’s, vendor’s, operator’s or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities, subject thereto, provided that the Parent Group Entities have set aside adequate reserves for the payment of such Liens and all interest and penalties thereon and (B) Liens for Taxes that are not due and payable.

(ii)    Each Parent Group Entity has such consents, easements, rights-of-way, permits and Licenses (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent. Each Parent Group Entity has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent.

(iii)    (A) To the extent located in jurisdictions subject to zoning, the assets of the Parent Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the Parent Group Entities, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, and (B) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a Material Adverse Effect with respect to Parent.

(iv)    Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, no real property asset (or any part of any real property asset) owned or leased by a Parent Group Entity has been damaged or injured as a result of any fire, explosion, accident, flood, or other casualty that is not now fully restored.

(l)    No Adverse Changes.

(i)    Since December 31, 2017, there has not been a Material Adverse Effect with respect to Parent; and

(ii)    Since December 31, 2017, there has not been any material damage, destruction or loss to any material portion of the assets of the Parent Group Entities, whether or not covered by insurance.

(m)    Environmental Matters.

(i)    Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent:

(A)    the Parent Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws;

(B)    no circumstances exist with respect to the Parent Group Entities, their assets or their operations relating thereto that give rise to an obligation by the Parent Group Entities to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;

(C)    there has been no release of any Hazardous Material into the environment by the Parent Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law, and

(D)    there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations.

(ii)    As used in this Agreement, (A) the term “Environmental Law” means, without limitation, the following laws, as amended: (n) the Resource Conservation and Recovery Act, (o) the Clean Air Act, (p) the Comprehensive Environmental Response, Compensation, and Liability Act, (q) the Federal Water Pollution Control Act, (r) the Safe Drinking Water Act, (s) the Toxic Substances Control Act, (t) the Emergency Planning and Community Right-to Know Act, (u) the National Environmental Policy Act, (v) the Pollution Prevention Act of 1990, (w) the Oil Pollution Act of 1990, (x) the Hazardous Materials Transportation Act, (y) the Occupational Safety and Health Act, and (z) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment, and (B) the term “Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (v) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law, (w) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials, (x) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof, (y) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel, or (z) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

(n)    Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, (i) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industry in which Parent operates, (ii) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (iii) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Group Entities other than in the ordinary course of business.

(o)    Condition of Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

(p)    Brokers and Finders. Except for J.P. Morgan Chase & Co., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants

5.1.    Interim Operations.

(a)    After the date of this Agreement and prior to the earlier of the termination of this Agreement and the Effective Time, except (A) as required by applicable Law or (B) as otherwise expressly required by this Agreement, each of the Company and Parent will not, and agrees that it will cause its respective Subsidiaries not to, in each case without the prior written consent of the Company (with respect to actions to be taken by the Parent Group Entities) or Parent (with respect to actions to be taken by the Company or the Company’s Subsidiaries) (which consent will not be unreasonably withheld, delayed or conditioned):

(i)    make any material change to the nature of its business and operations;

(ii)    make any change to its organizational documents as in effect on the date of this Agreement in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement, or (B) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto;

(iii)    waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Material Adverse Effect on the Company or Parent, as applicable;

(iv)    recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation, in each case, that would (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(v)    make any material change to its accounting principles or practices, except as may be required as a result of a change in GAAP; or

(vi)    agree, authorize or commit to do any of the foregoing.

(b)    From the date of this Agreement until the Closing Date, each of the Company and Parent shall promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this

Section 5.1(b) shall not limit or otherwise affect the remedies available hereunder to the notified party. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent agrees that it will not, and it will cause its Subsidiaries not to, exercise any right to purchase Company Common Share pursuant to the Company Agreement.

5.2.    Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (b) using reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (collectively, an “Order”), and (c) in the event that any permanent, preliminary or temporary injunction, decision, restraining order or other order is issued, using reasonable best efforts to lift or rescind any injunction, decision, restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated in this Agreement.

5.3.    Filings; Information Supplied.

(a)    Consent Statement/Prospectus Filing. The Company and Parent agree to cooperate in the preparation of the Consent Statement/Prospectus and Registration Statement. The Company shall file with the SEC the Consent Statement/Prospectus, and Parent shall file with the SEC the Registration Statement (which Registration Statement shall include the Consent Statement/Prospectus constituting a part thereof), each as promptly as practicable. Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement, and the Company shall promptly thereafter mail the Consent Statement/Prospectus, which shall include a form of consent that may be executed by holders of Company Common Shares in connection with the approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 11.10 of the Company Agreement, to the holders of Company Common Shares. Parent shall also use its reasonable best efforts to satisfy prior to the effective date of the Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement.

(b)    Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Consent Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger.

(c)    No Material Misstatements. Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Consent Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to holders of Company Common Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Consent Statement/Prospectus and Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

5.4.    Status. Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices, comments, requests for any amendment or supplement of the information provided to the Governmental Entity or for additional information, or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger or the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

5.5.    Stock Exchange Listing and Delisting. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE American subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE American to enable the delisting by Parent and the Surviving Entity of the Company Common Shares from the NYSE American and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

5.6.    Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company (including the Conflicts Committee). Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger or the other transactions contemplated by this Agreement without prior consultation with the other parties, except as may be required by applicable Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcements to the extent reasonably practicable; and the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

5.7.    Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or the members of the Company Board relating to the Merger, this Agreement or any of the transactions contemplated by this Agreement, provided that the Company shall in any event control such defense and/or settlement; provided further that the Company shall not settle any such litigation without the consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed).

5.8.    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party incurring such expenses, except that Parent shall pay for any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus and the costs of printing and mailing of the Consent Statement/Prospectus.

5.9.    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, each of Parent and the Surviving Entity agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent and the Surviving Entity shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director, officer and employee of the Company (each, an “Indemnified

Person”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, officer or employee of the Company or services performed by such Person at the request of the Company (including acting, at the request of the Company, as a director, officer, employee, partner, manager, fiduciary or trustee of any other Person) at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or the advancement right of any Indemnified Person.

(b)    From and after the Effective Time, Parent shall cause to be maintained in effect provisions of the Limited Liability Company Agreement of the Surviving Entity that are in effect as of the date hereof regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby). If the Company and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period an amount equal to six multiplied by 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)    If Parent, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e)    The rights of each Indemnified Person under this Section 5.9 shall be in addition to any rights such Person may have under the Company Agreement, under the Limited Liability Company Agreement of the Surviving Company, under Delaware Law or any other applicable Law, or under any other agreement of such Indemnified Person with the Company. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

5.10.    [Intentionally Omitted.]

5.11.    Dividends and Distributions. Subject to applicable Law and the Company Agreement, the Company and Parent shall coordinate to designate the record date for the regular quarterly cash dividend on the Company Common Shares that is paid or payable during the calendar quarter ending September 30, 2018 (the “Second Quarter Distribution”) so that the record date for any such dividend precedes the Effective Time. Subject to applicable Law, the Second Quarter Distribution shall not be less than $0.56 per Company Common Share without approval of the Conflicts Committee. Subject to Section 3.1, any dividend or distribution declared by the Company shall be payable solely out of the assets of the Company or the Surviving Entity, regardless of whether the payment date for such distribution is prior to or after the Effective Time.

5.12.    Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company or acquisitions of shares of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or who will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

5.13.    Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, none of Parent, the Company or any of their Subsidiaries shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal (without cause) of any director of the Company Board that is a member of the Conflicts Committee either as a member of the Company Board or the

Conflicts Committee, without the affirmative vote of the Company Board, including the affirmative vote of a majority of the members of the Conflicts Committee. For the avoidance of doubt, this Section 5.13 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Company Agreement.

5.14.    Reorganization Treatment.

(a)    Parent, Merger Sub and the Company intend that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(b)    Each of Parent, Merger Sub and the Company (i) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify, (ii) shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law, and (iii) shall use their reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the tax opinion referred to in Section 6.3(c).

(c)    Parent, Merger Sub and the Company hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)    None of Parent, Merger Sub or the Company shall, nor shall they permit their Subsidiaries to, take any action, and Parent, Merger Sub and the Company shall not, and shall ensure that their Subsidiaries do not, fail to take any action, which action or failure would prevent or impede the Merger from qualifying (or reasonably would be expected to cause the Merger to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

Conditions

6.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    Member Approval. This Agreement shall have been duly approved in accordance with applicable Law by written consent without a meeting in accordance with Section 11.10 of the Company Agreement by Members holding Company Common Shares constituting the Requisite Company Vote (the “Written Consent”), and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(a) shall not imply that the Written Consent is permitted to be amended, modified, withdrawn, terminated or revoked following execution by Members constituting the Requisite Company Vote.

(b)    No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order.

(c)    NYSE American. The shares of Parent Common Stock issuable to the holders of Eligible Shares pursuant to this Agreement shall have been authorized for listing on the NYSE American, subject to official notice of issuance.

(d)    Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC unless subsequently withdrawn.

6.2.    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Notwithstanding anything herein to the contrary, the conditions set forth in this Section 6.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 4.1(c) (Corporate Authority; Approval and Fairness) and 4.1(j) (Takeover Statutes) which must be true and correct in all material respects, and Sections 4.1(a) (Organization, Good Standing and Qualification) and 4.1(b) (Capital Structure), which must be true and correct in all respects, other than any de minimis inaccuracies) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c)    Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read this Section 6.2, and the conditions set forth in this Section 6.2 have been satisfied.

6.3.    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Notwithstanding anything herein to the contrary, the conditions set forth in this Section 6.3(a) shall be deemed to have been satisfied even if any representations and warranties of Parent (other than Section 4.2(c) (Corporate Authority), which must be true and correct in all material respects, and Sections 4.2(a) (Organization, Good Standing and Qualification) and 4.2(b) (Capital Structure), which must be true and correct in all respects, other than any de minimis inaccuracies) are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

(b)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect with respect to Parent.

(c)    Tax Opinion. The Company shall have received a written opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to the Company Board and dated as the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion and subject to the qualifications and limitations as may be set forth therein, for United States federal income tax purposes, the Merger will be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations contained in certificates of officers of the Company, Parent and Merger Sub, reasonably satisfactory in form and substance to Sullivan & Cromwell LLP and dated as of the Closing Date.

(d)    Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 6.3 and the conditions set forth in this Section 6.3 have been satisfied.

ARTICLE VII

Termination

7.1.    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consent shall have been obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

7.2.    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a)    the Merger shall not have been consummated by December 18, 2018, whether such date is before or after the Written Consent shall have been obtained (the “Termination Date”); or

(b)    any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Written Consent shall have been obtained);

provided that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

7.3.    Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

7.4.    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

7.5.    Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement and (ii) the provisions set forth in this Section 7.5 and the second sentence of Section 8.1 shall survive the termination of this Agreement. As used in this Agreement, the phrase “knowing and intentional” means, with respect to any act or omission, the taking of a deliberate act or omission, which act or omission constitutes in and of itself a breach, even if breaching was not the conscious object of the act or omission.

ARTICLE VIII

Miscellaneous and General

8.1.    Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article III and Sections 5.8 (Expenses), 5.9 (Indemnification; Directors’ and Officers’ Insurance) and 5.14(b)(ii) (Reorganization Treatment) shall survive the consummation of the Merger and the other transactions contemplated by this Agreement. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 5.8 (Expenses) and 7.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger and the other transactions contemplated by this Agreement or the termination of this Agreement.

8.2.    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, solely by a written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to the Conflicts Committee for its consideration, and permitted the Conflicts Committee not less than three (3) Business Days to make a recommendation to the Company Board with respect thereto (for the avoidance of doubt, the Company Board shall in no way be obligated to follow the recommendation of the Conflicts Committee and the Company Board shall be permitted to take action following the expiration of such three (3) Business Day period); provided, further, that following receipt of the Requisite Company Vote, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the holders of Company Common Shares, without such approval.

8.3.    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing; provided, further, that the Company Board may not take or authorize any such action unless it has first referred such action to the Conflicts Committee for its consideration, and permitted the Conflicts Committee not less than three (3) Business Days to make a recommendation to the Company Board with respect thereto (for the avoidance of doubt, the Company Board shall in no way be obligated to follow the recommendation of the Conflicts Committee and the Company Board shall be permitted to take action following the expiration of such three (3) Business Day period). The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

8.4.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the other transactions contemplated by this Agreement were not consummated and the holders of Company Common Shares did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d)    To the extent that any party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

8.6.    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Cheniere Energy, Inc. 700 Milam, Suite 1900
Houston, TX 77002
Attn:	Sean N. Markowitz
Fax:	(713) 375-6659
Email:	sean.markowitz@cheniere.com

With a copy to:

Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004
Attn:	Francis J. Aquila
Krishna Veeraraghavan
Fax:	(212) 558-3588
Email:	aquilaf@sullcrom.com
veeraraghavank@sullcrom.com

If to the Company:

Cheniere Energy Partners LP Holdings, LLC 700 Milam, Suite 1900
Houston, TX 77002
Attn:	Sean N. Markowitz
Fax:	(713) 375-6659
Email:	sean.markowitz@cheniere.com

With a copy to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street, Wilmington, DE 19801
Attn:	Srinivas M. Raju
Kenneth E. Jackman
Fax:	(302) 498-7701
Email:	raju@rlf.com
jackman@rlf.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

8.7.    Entire Agreement. This Agreement (including any exhibits hereto), the Support Agreement and the Company Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

8.8.    No Third-Party Beneficiaries. Except, but only from and after the Effective Time, as provided in (i) Section 5.9 (Indemnification; Directors’ and Officers’ Insurance) and (ii) Article II, which, from and after the Effective Time, shall be for the benefit of any Person entitled to payment thereunder, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9.    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

8.10.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by the Company in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

8.11.    Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

8.12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.13.    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)    The Company has or may have set forth information in the Company Disclosure Letter in a section of such letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. No item is required to be set forth in the Company Disclosure Letter as an exception to a representation or warranty (or covenant, if applicable) if its absence is not reasonably likely to result in the related representation or warranty (or covenant, if applicable) being deemed untrue or incorrect in any material respect, and the mere inclusion of an item in the Company Disclosure Letter shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company.

8.14.    Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the holders of Company Common Shares under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

By:	/s/ Sean N. Markowitz
Name:	Sean N. Markowitz
Title:	General Counsel and Corporate Secretary

CHENIERE ENERGY, INC.

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Executive Vice President and Chief Financial Officer

COLUMBIA ACQUISITION SUB LLC

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

Terms	Section
Affiliate	5.6
Agreement	Preamble
Applicable Date	4.1(e)(i)
Bankruptcy and Equity Exception	4.1(c)(i)
Book-Entry Share	2.2
Business Day	1.2
Certificate	2.2
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Common Share	Recitals
Company Disclosure Letter	4.1
Company Reports	4.1(e)(i)
Conflicts Committee	Recitals
Consent Statement/Prospectus	4.1(d)(i)
Contract	4.1(d)(ii)
D&O Insurance	5.9(c)
DLLCA	1.1
DTC	3.2(a)
Effective Time	1.3
Eligible Shares	2.1(a)
Environmental Law	4.2(m)(ii)
Exchange Act	4.1
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratio	2.1(a)
Excluded Shares	2.1(a)
GAAP	4.1(a)
Governmental Entity	4.1(d)(i)
Hazardous Materials	4.2(m)(ii)
Indemnified Person	5.9(a)
Laws	4.1(h)
Letter of Transmittal	3.2(a)
Licenses	4.1(h)
Lien	4.1(b)
Material Adverse Effect	4.1(a)

A-1

Material Contract	4.1(i)(i)
Members	Recitals
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NYSE American	3.5
Order	5.2
Parent	Preamble
Parent Common Stock	Recitals
Parent Group Entities	4.1(a)
Parent Preferred Stock	4.2(b)
Parent Reports	4.2(e)(i)
Permitted Liens	4.2(k)(i)
Person	3.6
Proceedings	4.1(g)(i)
Public Shareholders	Recitals
Registration Statement	4.2(d)(i)
Requisite Company Vote	4.1(c)(i)
Rights-of-Way	4.2(k)(ii)
Sarbanes-Oxley Act	4.1(e)(i)
SEC	4.1
Securities Act	4.1
Subsidiary	4.1(a)
Support Agreement	Recitals
Surviving Entity	1.1
Tail Period	5.9(c)
Takeover Statute	4.1(j)
Tax, Taxes	4.1(k)(ii)
Taxing Authority	4.1(k)(ii)
Tax Return	4.1(k)(ii)
Termination Date	7.2(a)
Written Consent	6.1(a)

A-2

EXHIBIT A

Form of Support Agreement

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of June 18, 2018 (this “Agreement”), is entered into by and between Cheniere Energy Partners LP Holdings, LLC, a Delaware limited liability company (the “Company”), and Cheniere Energy, Inc., a Delaware corporation (“Parent”, and together with the Company, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, concurrently herewith, Parent, Columbia Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) the Company will be merged with and into Merger Sub, with Merger Sub as the sole surviving entity (the “Merger”);

WHEREAS, as of the date hereof, Parent is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of Company Common Shares set forth opposite Parent’s name on Schedule A hereto (the “Existing Shares”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Company and Parent are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Parent hereby agree as follows:

AGREEMENT

1.    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or a day on which the Secretary of State of the State of Delaware is required, or authorized, to close.

“Covered Shares” means, with respect to Parent, Parent’s Existing Shares, together with any Company Common Shares that Parent becomes the Record Holder or beneficial owner of on or after the date hereof.

“Company” has the meaning set forth in the Preamble.

“Company Common Share” means a common share of the Company representing limited liability company interests in the Company.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 13, 2013, as amended.

“Existing Shares” has the meaning set forth in the Recitals.

“Member” has the meaning ascribed thereto in the Company LLC Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Proxy Designee” means a Person designated by the Board of Directors of the Company by written notice to each of the Parties, which notice may simultaneously revoke the designation of any Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Company LLC Agreement.

“Termination Date” has the meaning set forth in Section 5 of this Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Voting Share” has the meaning ascribed thereto in the Company LLC Agreement.

2.    Agreement to Deliver Written Consent. Prior to the Termination Date, Parent irrevocably and unconditionally agrees that it shall (a) within two (2) Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), execute and deliver (or cause to be executed and delivered) a written consent pursuant to Section 11.10 of the Company LLC Agreement covering all of the Covered Shares approving the Merger, the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (b) at any meeting of the Members of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against (A) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement and (B) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement. If Parent is the beneficial owner, but not the Record Holder, of any Covered Shares, Parent agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or exercise a consent with respect to) all of such Covered Shares in accordance with this Section 2. Except as otherwise set forth in or contemplated by this Agreement, Parent may vote the Covered Shares in its discretion on all matters submitted for the vote of the Members or in connection with any written consent of the Members in a manner that is not inconsistent with the terms of this Agreement.

3.    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, JIM DEIDIKER, AND ANY OTHER PROXY DESIGNEE (AS DEFINED ABOVE), EACH OF THEM INDIVIDUALLY, PARENT’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED SHARES SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE BOARD OF DIRECTORS OF THE COMPANY) AND COUPLED WITH AN INTEREST AND PARENT WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY PARENT WITH RESPECT TO THE COVERED SHARES (AND PARENT HEREBY REPRESENTS TO THE COMPANY THAT ANY SUCH OTHER PROXY IS REVOCABLE).

(b)    The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement in accordance with Section 5.

4.    No Inconsistent Agreements. Parent hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares.

5.    Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the Parties to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 11 to 20 shall survive the termination of this Agreement; provided further that any liability incurred by any Party as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

6.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

(a)    Parent is the Record Holder and beneficial owner of, and has good and valid title to, the Existing Shares, free and clear of Liens other than as created by this Agreement. Parent has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares. As of the date hereof, other than the Existing Shares and the Voting Share, Parent is not the Record Holder and does not own beneficially any (i) shares or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company or (iii) options or other rights to acquire from the Company any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company. The Existing Shares are not subject to any voting trust agreement or other contract to which Parent is a party restricting or otherwise relating to the voting or Transfer of the Covered Shares. Parent has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Existing Shares, except as contemplated by this Agreement.

(b)    Parent is duly organized, validly existing as a corporation and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    (i) Except for the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, impair the ability of Parent to perform its obligations hereunder.

(d)    As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against Parent or, to the knowledge of Parent, any other Person or, to the knowledge of Parent, threatened against Parent or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Company of its rights under this Agreement or the performance by any Party of its obligations under this Agreement.

(e)    Parent understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Parent’s execution and delivery of this Agreement and the representations and warranties of Parent contained herein.

7.    Certain Covenants of Parent. Parent hereby covenants and agrees as follows, in each case except as otherwise approved in writing by the Company:

(a)    Prior to the Termination Date, and except as contemplated hereby, Parent shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of Parent contained herein untrue or incorrect or have the effect of preventing or disabling Parent from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void.

(b)    Prior to the Termination Date, in the event that Parent becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Company Common Shares or other voting interests with respect to the Company, Parent will promptly notify the Company of such Company Common Shares or voting interests, such Company Common Shares or voting interests shall, without further action of the Parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Company Common Shares held by Parent set forth on Schedule A hereto will be deemed amended accordingly and such Company Common Shares or voting interests shall automatically become subject to the terms of this Agreement.

8.    Parent Capacity. This Agreement is being entered into by Parent solely in its capacity as a holder of Company Common Shares, and nothing in this Agreement shall restrict or limit the ability of Parent or any Affiliate or any employee thereof who is a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement.

9.    Disclosure. Parent hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Consent Statement/Prospectus Parent’s identity and ownership of the Covered Shares and the nature of Parent’s obligations under this Agreement.

10.    Non-Survival of Representations and Warranties. The representations and warranties of Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

11.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party; provided, however, that the Company may not authorize any such amendment, modification or supplement unless it has first referred such action to the conflicts committee of the board of directors of the Company (the “Conflicts Committee”) for its consideration, and permitted the Conflicts Committee not less than three (3) Business Days to make a recommendation to the Company with respect thereto (for the avoidance of doubt, the Company shall in no way be obligated to follow the recommendation of the Conflicts Committee and the Company shall be permitted to take action following the expiration of such three (3) Business Day period).

12.    Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

13.    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent:

Cheniere Energy, Inc. 700 Milam, Suite 1900
Houston, TX 77002
Attn:	Sean N. Markowitz
Fax:	(713) 375-6659
Email:	sean.markowitz@cheniere.com

With a copy to:

Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004
Attn:	Francis J. Aquila
Krishna Veeraraghavan
Fax:	(212) 558-3588
Email:	aquilaf@sullcrom.com
veeraraghavank@sullcrom.com

If to the Company:

Cheniere Energy Partners LP Holdings, LLC

700 Milam, Suite 1900

Houston, TX 77002
Attn:	Sean N. Markowitz
Fax:	(713) 375-6659
Email:	sean.markowitz@cheniere.com

With a copy to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street, Wilmington, DE 19801
Attn:	Srinivas M. Raju
Kenneth E. Jackman
Fax:	(302) 498-7701
Email:	raju@rlf.com
jackman@rlf.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

14.    Entire Agreement. This Agreement (including any schedules hereto), the Merger Agreement and the Company Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE MERGER AGREEMENT, NEITHER PARENT NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or in the Merger Agreement.

15.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, with the exception of those rights conferred to the Conflicts Committee in Section 11.

16.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

17.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY

MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

(c)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 17(c), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

18.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of all other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

19.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

20.    No Presumption Against Drafting Party. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused to be executed or executed this Agreement as of the date first written above.

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

By:
Name:	Sean N. Markowitz
Title:	General Counsel and Corporate Secretary

CHENIERE ENERGY, INC.

By:
Name:	Michael J. Wortley
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Support Agreement]

Schedule A

Cheniere Energy, Inc.	212,953,991 Company Common Shares